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The Loewen Group Inc.       March 5, 1997        Page 1


THE LOEWEN GROUP INC.
                                                    NEWS

Stock Symbols:

NYSE:             LWN                      Media Contacts:
TSE:              LWN                      Dave Laundy, Vice President,
ME:               LWN                      Communications
                                           The Loewen Group Inc.
                                           Tel: (604) 293-7857

                                           Investor Contacts:
                                           Paul Wagler
                                           Senior Vice President, Finance and
                                           Chief Financial Officer
                                           The Loewen Group Inc.
                                           Tel: (604) 293-7844

                                           Thomas C. Franco
                                           Broadgate Consultants, Inc.
                                           Tel: (212) 229-2222


                              FOR IMMEDIATE RELEASE

                      LOEWEN GROUP REPORTS RECORD REVENUES
                              AND EARNINGS FOR 1996

                      1997 Acquisition Pace Remains Strong


VANCOUVER, MARCH 5, 1997 - The Loewen Group Inc. (NYSE, TSE, ME: LWN) today reported record revenues and earnings for 1996.

Full year 1996 earnings were $81.4 million or $1.27 per share excluding costs incurred in connection
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The Loewen Group Inc.      March 5, 1997       Page 2

with Loewen's successful defense against Service Corp. International's (SCI) hostile takeover attempt. Full year revenues increased 52% to $908.4 million from $598.5 million in 1995. Fourth quarter 1996 earnings were $25.1 million or $.36 per share, excluding costs associated with the failed SCI hostile takeover attempt. Fourth quarter revenues were $260.7 million, an increase of 47% over the comparable 1995 period.

1996 is the eighth consecutive year of increased revenues and earnings growth for The Loewen Group, excluding litigation related costs incurred in 1995 and 1996. On this basis, the company's compound annual earnings per share growth rate is 25% over this same period.

"We are very proud of our performance in 1996. The growth in earnings again validates the strength of our business plan and is an outstanding tribute to the dedication and operating focus of our management team despite the very difficult tests we faced during the year, particularly in the fourth quarter," said Ray Loewen, chairman and chief executive officer of The Loewen Group. "With the distractions of the failed SCI hostile takeover attempt behind us, we can concentrate on our objective of delivering consistent earnings per share growth."

Record Acquisition Activity

During 1996, the company's funeral home and cemetery acquisition activity reached a record level, surpassing other U.S. consolidators. Last year the company was involved in acquisitions or structured transactions totaling $1.1 billion, including joint ventures to acquire Prime Succession Inc. of Batesville, Indiana -- North America's fourth largest supplier of funeral services -- for $295 million and Rose Hills cemetery and related mortuary of Los Angeles -- the largest cemetery in North America for $240 million.

"Our leadership role in the acquisition of smaller 'Mom & Pop' properties continues to diversify our
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The Loewen Group Inc.      March 5, 1997       Page 3

acquisition portfolio outside of the more competitive market for larger, strategic properties. In addition, our strong emphasis on management retention when we acquire smaller funeral homes and cemeteries has reinforced the company's position as the preferred industry consolidator, though we continue to be competitive in making larger, strategic acquisitions in major markets on the best possible terms," said Mr. Loewen.

The pace of acquisition activity is continuing into 1997 and is expected to result in another outstanding year of acquisitions totaling between $600 million and $750 million. So far in the first quarter, the company has closed acquisitions of 28 funeral homes and 40 cemeteries for a total purchase price of approximately $100 million with a projected return on investment of 17.4%. In addition, the company has agreements to acquire a further $230 million worth of funeral homes and cemeteries -- including $90 million signed in 1997 -- for a combined total of $330 million of acquisitions signed or closed with a projected return on investment of 17.0%

Operating Earnings Grow 74%

Earnings from operations grew to $204.1 million in 1996 from $117.6 million in 1995, an increase of 74%. The company also recorded charges against earnings of $18.7 million in connection with SCI's hostile takeover attempt, the majority of which were related to securities, antitrust and other litigation issues.

The company cited a number of factors contributing to the strong 1996 operating results, including greater operating efficiencies in existing and recently acquired cemetery businesses, increased cross-selling opportunities for such products as pre-need insurance, and tighter controls on selling, general and administrative expenses.

For the year, funeral segment revenue increased 25% to $549.8 million and funeral profits rose $40.5
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The Loewen Group Inc.       March 5, 1997        Page 4

million to $222.9 million, an increase of 22%. The number of funeral services performed rose 25% to 142,000. During 1996, gross sales of prearranged funeral contracts were approximately $190 million, 96% more than in 1995. Cemetery revenue nearly doubled to $286.7 million, reflecting the growth in acquisitions during the year. Cemetery profits more than doubled, rising $55.3 million to $95.2 million. The number of interments performed rose 67% to 45,000.

Mr. Loewen said, "Despite the hardships thrust upon us in 1996, we succeeded in establishing a strong management and organizational infrastructure to help ensure that the company achieves its five-year growth plan. We look forward confidently to 1997, a year when we can focus exclusively on executing our business plan. We see excellent opportunities for continued revenue and earnings growth through acquisitions, as well as through margin improvements, product enhancements and operating efficiencies."

With corporate offices in Vancouver, British Columbia, Cincinnati and Philadelphia, The Loewen Group Inc. is the fastest growing publicly held funeral home and cemetery service company in North America. The Company employs some 16,000 people and owns or operates 981 funeral homes and 351 cemeteries across the United States and Canada. Over 90% of the Company's revenue is derived from the United States.

Note: Certain of the statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the company, the plans and objectives of the company's management, and the company's assumptions regarding such performance and plans, are forward-looking in nature. Additional information concerning important factors that could cause actual results to differ from the forward-looking information contained in this release is included in the company's publicly filed quarterly and annual reports.